Gibraltar Industries Announces New $400 Million Credit Facility
Capacity increases to $400 million from $300 million under prior facility
Provides additional flexibility regarding acquisitions and capital allocation

Buffalo, NY, January 25, 2019 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for the residential, industrial, infrastructure, and renewable energy and conservation markets, announced today that it has closed on a new $400 million five-year revolving credit facility. The new facility replaces a $300 million secured revolving credit agreement due to mature in December 2020. Gibraltar also has the option to increase the size of the facility by up to an additional $300 million, subject to certain conditions.

In addition to the $100 million increase in capacity, the new agreement reduces costs and relaxes certain restrictions related to acquisitions and capital distributions, thereby providing enhanced flexibility for capital allocation. The new facility will be used for general corporate purposes, including funding future acquisitions, and is due to mature in January 2024.

KeyBanc Capital Markets Inc., Bank of America, N.A., and Citizens Bank, N.A. acted as Joint Lead Arrangers for the new facility, with Branch Banking and Trust Company, BMO Harris Bank N.A., M&T Bank and PNC Bank, National Association serving as Co-Documentation Agents. Two additional lenders participated.

“Thanks to an extraordinary group of banks that have supported our growth strategy for many years, we successfully increased the capacity, reduced the cost and extended the terms of our revolving credit agreement,” said Treasurer Jeffrey Watorek. “At the same time, we now have enhanced flexibility to execute on our four-pillar transformational change strategy, achieve our key financial objectives, and strive to increase shareholder returns.”

About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for the residential, industrial, infrastructure, and renewable energy and conservation markets. With a four-pillar strategy focused on operational improvement, product innovation, portfolio management and acquisitions, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers primarily throughout North America and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as macroeconomic factors including government monetary and trade policies, such as tariffs and expiration of tax credits along with currency fluctuations and general political conditions. Other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact
Timothy Murphy
Chief Financial Officer
716-826-6500 ext. 3277
tfmurphy@gibraltar1.com